Exhibit 8.1

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Silver, Freedman, Taff & Tiernan LLP
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March 23, 2018

Boards of Directors
Mid-Southern, M.H.C.
Mid-Southern Savings Bank, FSB

Gentlemen:

You have requested our opinion regarding the material federal income tax consequences resulting from the transactions associated with the proposed conversion of Mid-Southern, M.H.C., a federal mutual holding company (the "Mutual Holding Company") into the capital stock form of organization (the "Conversion") to be effected pursuant to the terms of a Plan of Conversion and Reorganization of Mutual Holding Company dated January 24, 2018 (the "Plan"). This opinion is being issued pursuant to Section 25 of the Plan. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Plan.

Current Structure

At the present time, Mutual Holding Company possesses a Majority Ownership Interest in Mid-Southern Savings Bank, FSB (the "Bank"). The Minority Stockholders own, or possess the right to acquire through option rights, the remaining ownership in the Bank (the "Minority Shares") representing in the aggregate, on a fully exercised and diluted basis, less than 50% of the outstanding common stock of the Bank. The only outstanding equity securities of the Bank are shares of common stock. Mutual Holding Company is a mutual form of organization without authority to issue capital stock and is owned by the depositors of the Bank, who are entitled to voting rights and liquidation proceeds, after payment of creditors, upon the complete liquidation of Mutual Holding Company.  Borrowers of the Bank also have voting rights in the Mutual Holding Company.

Proposed Transactions

It is proposed, through a two-step process (the Share Exchange and the MHC Merger (as such terms are defined below)) and the Offering, that Mid-Southern Bancorp, Inc. (the "Holding Company") will become the owner of 100% of the outstanding common stock of the Bank and that Holding Company will be owned by the Minority Stockholders and the persons acquiring Holding Company Common Stock in the Offering, with Eligible Account Holders and Supplemental Eligible Account Holders possessing rights in the Liquidation Account of Holding Company, including indirect rights in the Bank Liquidation Account.

Boards of Directors
Mid-Southern, M.H.C.
Mid-Southern Savings Bank, FSB
March 23, 2018

Steps in the Proposed Transaction

1.         Mutual Holding Company will form Holding Company as a first-tier Indiana chartered stock corporation and will contribute $1,000 to Holding Company in exchange for 100 shares of Holding Company.

2.         Holding Company will provide for the Liquidation Account.

3.         Bank will amend its governing documents to provide for the Bank Liquidation Account.

4.         Subject to the rights of Stockholders who exercise dissenters rights as provided in the Plan, (a) the shares of common stock of the Bank held by Minority Stockholders will be exchanged for shares of Holding Company Common Stock based on the Exchange Ratio, (b) the shares of common stock of the Bank held by the Mutual Holding Company will be exchanged for shares of Holding Company Common Stock based on the Majority Ownership Interest, which shares of Holding Company Common Stock will be constructively received by the Mutual Holding Company and (c) all outstanding options to acquire shares of the common stock of the Bank will be converted to options to acquire shares of Holding Company Common Stock as provided in the Plan (the "Share Exchange").

5.         Immediately following the Share Exchange, the Mutual Holding Company will merge with and into the Holding Company (the "MHC Merger").  In the MHC Merger, all of the Holding Company Common Stock held by Mutual Holding Company, including shares constructively received in the Share Exchange, will be cancelled, and the ownership rights/liquidation interests of eligible Members   (i.e. Eligible Account Holders and Supplemental Eligible Account Holders) in Mutual Holding Company will be constructively exchanged for equivalent liquidation interests in Holding Company (i.e. rights in the Liquidation Account).

 6.         Immediately after the MHC Merger, the Holding Company will offer for sale and sell a number of shares of Holding Company Common Stock in the Offering that will represent ownership by the purchasers thereof of the same percentage of ownership of Holding Company after completion of the Offering as the percentage of ownership possessed by Mutual Holding Company in the Holding Company immediately prior to the MHC Merger.

7.         The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank as paid in capital to the Bank.

Boards of Directors
Mid-Southern, M.H.C.
Mid-Southern Savings Bank, FSB
March 23, 2018

Consequences of the Proposed Transaction

The outstanding Holding Company Common Stock will be owned 100% by the purchasers of shares in the Offering and the Minority Stockholders. Immediately after completion of the Offering, the Minority Stockholders will possess, based solely upon their exchange of their shares of common stock in the Bank for shares of Holding Company Common Stock in the Share Exchange, the same ownership rights (including percentage ownership) in Holding Company that they possessed in the Bank immediately prior to the Share Exchange.

The Liquidation Account will be maintained by Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. The Liquidation Account will have an initial balance equal to (a) the product of (i) the percentage of the outstanding Bank common stock owned by Mutual Holding Company immediately prior to the Share Exchange and (ii) the Bank's total stockholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion plus (b) the value of the net assets of the Mutual Holding Company as reflected in its latest statement of financial condition prior to the effective date of the Conversion (excluding the value of its ownership of Bank common stock prior to the Share Exchange but including the $1,000 contributed by Mutual Holding Company to Holding Company upon the formation of Holding Company).

Holding Company will own all of the common stock of the Bank.  The Bank Liquidation Account will be maintained by the Bank for the benefit of Eligible Account Holders and Supplemented Eligible Account Holders in the same manner and at all times in the same amount as the Liquidation Account.  The Bank Liquidation Account will be utilized where there is a complete liquidation of the Bank, or a complete liquidation of the Bank and Holding Company at a time when the Bank has a positive net worth and Holding Company does not have sufficient assets at such time to fully satisfy its Liquidation Account obligations.  In such case, the Bank shall pay directly to Eligible Account Holders and Supplemented Eligible Account Holders from the Bank Liquidation Account, the Holding Company's remaining obligations under the Liquidation Account prior to making any distribution to the holders of Bank capital stock.

Opinions

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Agreement and Plan of Share Exchange and Merger by and between the Mutual Holding Company, the Holding Company and the Bank (the "Agreement") and such other corporate documents of the Mutual Holding Company and the Bank as we have deemed appropriate. We have also relied, without independent verification, upon the factual representations of the Mutual Holding Company and the Bank in a tax representation to us dated as of the date hereof.  We have assumed that such representations are true and that the parties making such representations as well as the Holding Company will act in accordance with the Plan; and that the Plan, and all

Boards of Directors
Mid-Southern, M.H.C.
Mid-Southern Savings Bank, FSB
March 23, 2018

other documents entered into to effect the transactions contemplated by the Plan have been duly adopted or approved by all required action and that the MHC Merger described above will be consummated as a statutory merger. We express no opinion concerning the effects, if any, of variations of the foregoing.

In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices, procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change after the date hereof.

Based upon and subject to the foregoing and the qualifications and limitations set forth herein below, it is our opinion for federal income tax purposes, as follows:

1.	The Share Exchange will qualify as a tax free exchange under Section 351 of the Code or a tax free reorganization under Section 368(a)(1)(B) of the Code.
2.
No gain or loss will be recognized by the Bank, the Holding Company or the Stockholders upon the transfer of all of the outstanding common stock of the Bank to the Holding Company in exchange for Holding Company Common Stock  except for cash paid in lieu of fractional share interests and cash paid in exchange for dissenting shares. (Section 351(a), Section 354 and Section 361(a) of the Code).

3.
Each Minority Stockholder's aggregate basis in his or her Holding Company Common Stock received in exchange for shares of Bank common stock in the Share Exchange will be the same as the aggregate basis of the shares surrendered in exchange therefor, subject to the cash in lieu of a fractional share interest provisions of paragraph 6 below. (Section 358(a) of the Code).

4.
Each Stockholder's holding period of his or her Holding Company Common Stock received in exchange for shares of Bank common stock in the Share Exchange will include the period during which these shares were held, provided the shares are a capital asset in the hands of the Stockholder on the date of the exchange. (Section 1223(1) of the Code).

5.
A Minority Stockholder who dissents to the Share Exchange and receives cash in exchange for his or her dissenting shares will recognize gain or loss equal to the difference between the amount of cash received and such Minority Stockholder's adjusted tax basis  in his or her dissenting shares, with the result that such Stockholder will generally have short-term or long-term capital gain or loss depending on the holding period of such dissenting shares.

Boards of Directors
Mid-Southern, M.H.C.
Mid-Southern Savings Bank, FSB
March 23, 2018

6.
The payment of cash to former holders of Bank common stock in lieu of fractional share interests of Holding Company Common Stock will be treated as though fractional share interests of Holding Company Common Stock were distributed as part of the Share Exchange and then redeemed by the Holding Company.  The cash payments will be treated as distributions in full payment for the fractional share interests deemed redeemed under Section 302(a) of the Code, with the result that such former holders of Bank common stock will generally have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional share interests.

7.	The MHC Merger will qualify as a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Code.
8.
The exchange of the Eligible Account Holders' and Supplemental Eligible Account Holders' liquidation interests in the Mutual Holding Company for liquidation interests in the Holding Company in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

9.
Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company's assumption of its liabilities, if any, in the MHC Merger, pursuant to which Eligible Account Holders and Supplemental Eligible Account Holders will receive interests in the Liquidation Account of the Holding Company in exchange for their liquidation interests in the Mutual Holding Company (Section 361(a), 361(c) and 357(a) of the Code.)

10.	No gain or loss will be recognized by the Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger. (Section 1032(a) of the Code.)
11.
Eligible Account Holders and Supplemental Eligible Account Holders will recognize no gain or loss upon their receipt of liquidation interests in the Holding Company in exchange for their liquidation interests in the Mutual Holding Company in the MHC Merger (Section 354(a) of the Code.)

12.
The basis of the assets of the Mutual Holding Company to be received by the Holding Company in the MHC Merger will be the same as the basis of such assets in the hands of the Mutual Holding Company immediately prior to the transfer.  (Section 362(b) of the Code.)

Boards of Directors
Mid-Southern, M.H.C.
Mid-Southern Savings Bank, FSB
March 23, 2018

13.
The holding period of the assets of the Mutual Holding Company to be received by the Holding Company in the MHC Merger will include the holding period of those assets in the hands of the Mutual Holding Company immediately prior to the transfer.  (Section 1223(2) of the Code.)

14.
It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock.  (Section 356(a) of the Code.)  Gain, if any, realized by these account holders and members will not exceed the fair market value of the subscription rights distributed.  It is more likely than not that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not recognize any gain as the result of the exercise by them of nontransferable subscription rights.

15.
It is more likely than not that the fair market value of the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by the Holding Company or Eligible Account Holders and Supplemental Eligible Account Holders from the establishment or maintenance of the Bank Liquidation Account or any deemed distribution to the Holding Company, Eligible Account Holders and/or Supplemental Eligible Account Holders of rights in the Bank Liquidation Account as of the effective date of the MHC Merger.  (Section 356(a) of the Code.)

16.
It is more likely than not that the basis of the Holding Company Common Stock purchased in the Offering through the exercise of nontransferable subscription rights will be the purchase price thereof.  (Section 1012 of the Code.)

17.
The holding period of the Holding Company Common Stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire this stock was exercised.  (Section 1223(5) of the Code.)

18.	No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for the Holding Company Common Stock sold in the Offering. (Section 1032 of the Code.)
Our opinions under paragraphs 14 and 16 above are based on the position that the subscription rights to purchase shares of Holding Company Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that the subscription rights will be granted at no cost to the

Boards of Directors
Mid-Southern, M.H.C.
Mid-Southern Savings Bank, FSB
March 23, 2018

recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Common Stock at the same price to be paid by purchasers in the Offering. We also note that the Internal Revenue Service has not in the past concluded that subscription rights in this type of transaction have any value. In addition, we are relying on a letter from Keller & Company, Inc. to you stating its belief that the subscription rights do not have any economic value at the time of distribution or at the time the rights are exercised in the Subscription Offering. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Holding Company Common Stock have no value.

If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Bank may be taxable on the distribution of the subscription rights.

Our opinion under paragraph 15 above is based on the position that the contingent benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in limited circumstances where the Holding Company lacks sufficient net assets has a fair market value of zero. We understand that: (i) there is no history of any holder of an interest in this type of liquidation account receiving any payment attributable to such liquidation account interest; (ii) the interests in the Liquidation Account and Bank Liquidation Account are not transferable; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder (and corresponding amounts due under the Bank Liquidation Account) will be reduced as their deposits in the Bank are reduced as described in the Plan; and (iv) the Bank Liquidation Account payment obligation arises only if there is a complete liquidation of the Bank, or a complete liquidation of the Bank and Holding Company at a time when the Bank has a positive net worth and the Holding Company has insufficient net assets to fully fund the distribution due with respect to the Liquidation Account.

In addition, we are relying on a letter from Keller & Company, Inc. to you stating its belief that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the limited circumstances described above does not have any economic value at the time of the MHC Merger or upon completion of the Offering. Based on the foregoing we believe it is more likely than not that such rights or deemed rights in the Bank Liquidation Account have no value.

If such Bank Liquidation rights are subsequently found to have an economic value, income may be recognized by the Holding Company or each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of such fair market value as of the effective date of the MHC Merger or consummation of the Offering.

We hereby consent to the filing of this opinion as an exhibit to regulatory filings and applications seeking approval of the Conversion from the Board of Governors of the Federal Reserve Board and to Holding Company's Registration Statement as filed with Securities and Exchange Commission.

Sincerely,

/s/Barry P. Taff, P.C.

Silver, Freedman, Taff & Tiernan LLP